Exhibit 99.1

Sandy Spring Bancorp Completes Acquisition of Revere Bank

Bank Deepens Presence in the Region and Welcomes New Executives and Directors

OLNEY, MARYLAND, April 1, 2020 – Sandy Spring Bancorp, Inc. (NASDAQ: SASR, “Sandy Spring”), the parent company of Sandy Spring Bank, announced today that it has completed its acquisition of Revere Bank (“Revere”). Now officially part of Sandy Spring, Revere’s branding will change to Sandy Spring following the full conversion of Revere’s systems, which is expected to occur during the third quarter of 2020.

“It is a critical time for us to come together as a company and community, so we are pleased to welcome Revere Bank clients and employees to Sandy Spring Bank,” said Daniel J. Schrider, President and CEO of Sandy Spring Bank. “Our company is focused on driving sustainable and purposeful growth and upholding the tradition of community banking in this region. We believe the acquisition of Revere Bank will allow us to best serve the needs of our clients, build stronger communities, deliver value for our shareholders, and provide meaningful opportunities for our employees.”

The combined bank’s assets total $11.4 billion, which has resulted in Sandy Spring exceeding the important growth benchmark of $10 billion and making it the largest locally headquartered community bank in the Greater Washington, D.C. region. Revere’s clients will have access to Sandy Spring’s extensive capabilities and sophisticated products, which include a range of commercial and retail banking, mortgage, private banking, and trust services, as well as a comprehensive menu of insurance and wealth management services through its subsidiaries.

In connection with its acquisition of Revere, former Revere directors Christina Baldwin O’Meara, Walter C. (Clay) Martz II and Brian J. Lemek are joining Sandy Spring’s board of directors.

Ms. O’Meara, a founding director of Revere, is President of O’Meara Properties, a real estate brokerage, development and management firm that recently merged into Reliable Real Estate Services. Mr. Lemek, also a founding director of Revere, is the founder and owner of Lemek, LLC, the franchisee for Panera Bread bakery-cafes in Maryland, and of Lemek Slower Lower LLC, which owns six Panera Bread bakery-cafes in Southern New Jersey and Delaware. Mr. Martz is an attorney at Walter C. Martz, LLC, a general law practice, and also serves as the Chief Judge of the Maryland Tax Court.

Revere’s Co-Presidents and CEOs, Kenneth C. Cook and Andrew F. Flott, have joined Sandy Spring as Executive Vice President and Division Executive, respectively.

With the completion of the merger, former Revere shareholders received 1.05 shares of Sandy Spring common stock for each share of Revere common stock they held. Based on the $22.64 per share closing price of Sandy Spring common stock on March 31, 2020, the total transaction value is approximately $287 million. Sandy Spring shareholders now own approximately 74 percent of the combined company, and former Revere shareholders own approximately 26 percent.

About Sandy Spring Bancorp, Inc.
Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 50 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Northern Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Sandy Spring. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Sandy Spring’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “may,” “will,” “would,” “could,” “should” or other similar words and expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Sandy Spring undertakes no obligation to update any statement in light of new information or future events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

In addition to factors previously disclosed in Sandy Spring’s reports filed with the U.S. Securities and Exchange Commission, the following factors among others, could cause actual results to differ materially from those in its forward-looking statements: (i) the possibility that any of the anticipated benefits of the acquisition of Revere will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Revere with those of Sandy Spring will be materially delayed or will be more costly or difficult than expected; (iii) general economic conditions and trends, either nationally or locally; (iv) conditions in the securities markets; (v) changes in interest rates; (vi) changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; (vii) changes in real estate values; (viii) changes in the quality or composition of Sandy Spring’s loan or investment portfolios; (ix) changes in competitive pressures among financial institutions or from non-financial institutions; (x) the ability to retain key members of management; (xi) the heightened regulation that Sandy Spring will be subject to as a result of its increased asset size following its acquisition of Revere and (xii) changes in legislation, regulations, and policies.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer, or

Philip J. Mantua, E.V.P. & Chief Financial Officer

Sandy Spring Bancorp

17801 Georgia Avenue

Olney, Maryland 20832

800.399.5919

Email:

DSchrider@sandyspringbank.com

PMantua@sandyspringbank.com

Website: www.sandyspringbank.com

Media Contact:

Sam Price

Vice President, Marketing

Sandy Spring Bank

301.260.3614

sprice@sandyspringbank.com